Exhibit 99.1

March 18, 2020

FOR IMMEDIATE RELEASE

Stein Mart, Inc. Temporarily Closes All Stores in Response to COVID-19

JACKSONVILLE, Fla. – In response to the coronavirus (COVID-19) outbreak, Stein Mart, Inc. (NASDAQ: SMRT) today announced that it will temporarily close all stores at the end of business today, March 18, through March 31, 2020.

“We are deeply concerned about the health and safety of our customers, associates and communities. We have been closely monitoring the rapidly changing environment caused by the coronavirus and believe this is the appropriate action to take,” said Hunt Hawkins, Chief Executive Officer. “We will continue to assess new recommendations from health and governmental authorities and respond accordingly.”

Operations at its three distribution centers will also be suspended at the end of the week. While Stein Mart plans to reopen its stores on April 1, that date could be impacted by future recommendations by health and governmental authorities.

The Company remains open to serve customers through its online store at SteinMart.com.

About Stein Mart
Stein Mart, Inc. is a national specialty omni off-price retailer offering designer and name-brand fashion apparel for him and for her, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day. The company operates 281 stores across 30 states. For more information, please visit www.SteinMart.com.

Contact:
Linda L. Tasseff
Director of External Communications
and Investor Relations
ltasseff@steinmart.com
904-858-2639